Contacts: Susan Neath Media Porter Novelli Life Sciences 609-529-0676	Raj Shrotriya, M.D. Chairman, President & CEO Spectrum Pharmaceuticals 949- 743-9295	Russell Skibsted SVP & Chief Business Officer Spectrum Pharmaceuticals 949- 743-9234
Spectrum Pharmaceuticals Announces Positive Results of
Satraplatin Pivotal Phase 3 Trial in Patients with Hormone-
Refractory Prostate Cancer
•	Highly statistically significant (p< 0.00001) results seen for PFS (progression free survival) endpoint in favor of satraplatin

•	US Regulatory Submission (NDA) expected by year-end 2006, European filing in H1 2007
Conference call to be held Monday, September 25 at 12:00 PM ET (9:00 AM PT) (Tel: 1 866 578 5801 (code: 62669828) or www.spectrumpharm.com
Irvine, CA—September 24, 2006—Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) today announced positive results from the Phase 3 satraplatin pivotal registrational trial, known as SPARC (Satraplatin and Prednisone Against Refractory Cancer). The trial is evaluating satraplatin, the first orally available platinum-based chemotherapy in advanced clinical development, plus prednisone versus placebo plus prednisone as a second-line treatment in 950 patients with hormone-refractory prostate cancer (HRPC). The study data show that the results for progression-free survival (PFS) are highly statistically significant (p<0.00001) using the protocol-specified log-rank test. PFS is the primary endpoint for submission for accelerated approval in the U.S. and will also serve as the primary basis for a Marketing Authorization Application (MAA) in Europe.
“We are excited about the positive outcome of this pivotal Phase 3 trial of satraplatin as it validates our team’s ability to identify promising drugs and select the most efficient method of moving these drugs through development and toward commercialization,” stated Raj Shrotriya, M.D., President and CEO of Spectrum Pharmaceuticals. “This news is the first of what we expect will be a number of near-term announcements as we continue to advance our rich pipeline of ten drug candidates.”

The milestone payments due to Spectrum, on acceptance and approval of regulatory applications in the US and Europe, are approximately $20 million. Further payments are due on achieving certain sales targets. In addition to milestones, Spectrum will receive royalties on worldwide sales of satraplatin. The company also has co-promotion rights in the U.S., if the partner markets the drug in the U.S.
Patients in the SPARC trial who received satraplatin plus prednisone had a 40% reduction in the risk of progression (hazard ratio of 0.6; 95% Confidence Interval: 0.5-0.7) compared with patients who received prednisone plus placebo.
The improvement in PFS in the satraplatin arm was not affected by the type of prior chemotherapy; in particular, the improvement was seen equally for patients who had received prior Taxotere® (docetaxel), as well as those who received other types of chemotherapy treatments. All disease progression events were adjudicated by an independent expert review committee of medical oncologists and radiologists. The majority of progression events were based on radiological progressions and pain progressions.
As anticipated, the most common adverse reactions consisted of myelosuppression (bone marrow functions, such as lowered platelet count or lowered white blood cell count) and gastrointestinal events, such as nausea, vomiting and diarrhea. These adverse reactions were mostly mild to moderate in severity.
“Based on my almost forty years of experience in developing oncology drugs, I believe satraplatin, with the data demonstrated in this trial, and its oral formulation, could have great potential in several oncology indications. It is the most advanced compound in development for second-line chemotherapy for hormone-refractory prostate cancer, an area for which there are currently no approved therapies,” stated Luigi Lenaz, M.D., Chief Scientific Officer of Spectrum Pharmaceuticals, who has been involved with the development of oncology drugs, especially platinum-based chemotherapies, since the 1970s. “If satraplatin is approved, we believe it could improve the lives of thousands of cancer patients each year who currently have no other options.”
It is expected that a complete New Drug Application (NDA) will be submitted to the U.S. Food and Drug Administration (FDA) by year-end, and that the European marketing application will be filed in the first half of 2007. Satraplatin has been granted fast track designation from the FDA. If approved, it could be on the market in the U.S. in the second half of 2007.
Spectrum has partnered with GPC Biotech AG (Frankfurt Stock Exchange: GPC; Nasdaq: GPCB) for the development and commercialization of satraplatin. A joint development committee, which included Spectrum and GPC Biotech scientists, followed the progress of the study but GPC Biotech was responsible for funding and overseeing the study. GPC Biotech issued a press release today in which the company provided additional details about the results.
Conference Call Information
Spectrum will host a conference call on Monday, September 25, 2006 at 12:00 PM Eastern Time (9:00 AM Pacific Time). Domestic callers can access the call by dialing 866.578.5801 and international callers can access the call by dialing 617.213.8058. The passcode for the call is 62669828. Subsequently, the call will also be webcast live over the company’s website at www.spectrumpharm.com and will be archived there for 30 days following the call. Please log onto the company’s website several minutes prior to the start of the call to ensure adequate time for any software download that may be necessary.
About Prostate Cancer
Prostate cancer is the most common cancer among men in the U.S. and Europe. Approximately 234,000 men in the U.S. are expected to be diagnosed with the disease in 2006 and more than 27,000 men are expected to die from the disease. In the European Union, over 200,000 new cases are expected to be diagnosed, and more than 60,000 patients are expected to die each year. Since the incidence of prostate cancer increases with age, the aging of the overall population is expected to further increase the number of prostate cancer patients.
Most patients diagnosed with prostate cancer initially receive surgery or radiation therapy, and some of these patients are cured. For many others, though, the disease recurs. Recurrent disease is treated with hormone therapy, and most patients initially respond well to this treatment. Eventually, however, the tumor cells become resistant to the hormones — or “hormone-refractory” — and the tumor again progresses. Increasingly, chemotherapy is being used as an effective first-line treatment for HRPC. However, it is not a cure. Consequently, there is a growing need for effective therapeutic options, such as second-line chemotherapy treatments, for patients once they have progressed.
About Satraplatin
Satraplatin, a fourth-generation, oral investigational drug, is a member of the platinum family of compounds. Over the past three decades, platinum-based drugs have become a critical part of modern chemotherapy treatments and are used to treat a wide variety of cancers. Unlike the platinum drugs currently on the market, all of which require intravenous administration, satraplatin is an oral compound and is given as capsules that patients can take at home.
In addition to HRPC, satraplatin has been studied in clinical trials involving a range of tumors, and Phase 2 trials have been completed in ovarian cancer and small cell lung cancer. Other trials evaluating the effects of satraplatin in combination with radiation therapy, in combination with other cancer therapies and in various other cancers are underway or planned.
About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals is opportunistically acquiring and advancing a diversified portfolio of oncology drug candidates that meet critical health challenges for which there are few other treatment options. Spectrum’s expertise lies in identifying undervalued drugs with demonstrated safety and efficacy, and adding value through further clinical development and selection of the most viable and low-risk methods of commercialization. The company’s pipeline includes promising early and late-stage drug candidates with unique formulations and mechanisms of action that address the needs of seriously ill patients, such as at-home chemotherapy and new treatment regimens for refractory disease. For more information, please visit our website at www.spectrumpharm.com.
Forward-looking statement
This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire and develop its portfolio of drug candidates, the Company’s promising pipeline, our team’s ability to identify promising oncology drugs and select the most efficient method of moving these drugs through development and toward commercialization, that satraplatin will generate significant revenues for the company, that we will receive a number of near-term positive announcements as we advance our pipeline, that we expect to report overall survival results in the fall of 2007, that satraplatin has great potential in several oncology indications, that we believe satraplatin’s convenience of oral dosing and superior toxicity profile could offer an improved quality of life for thousands of cancer patients each year, that the rolling NDA filing will be completed by end of the year, that the EU application will be filed in Q1, 2007, that satraplatin could be on the market in the second half of 2007, that other trials evaluating the effects of satraplatin in combination with radiation therapy, in combination with other cancer therapies and in various other cancers will be initiated and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
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